FOR IMMEDIATE RELEASE

     CARDIMA RECEIVES FDA MARKET CLEARANCE FOR NEW SURGICAL ABLATION SYSTEM

            REVELATION(R) Tx PMA Application Still Pending Before FDA

FREMONT, Calif. (May 25, 2006) - Cardima, Inc. (OTCBB: CRDM.OB) today announced that the U.S. Food and Drug Administration (FDA) has granted 510(k) marketing clearance for the new Cardima Ablation System, which ablates cardiac tissue during heart surgery using radio frequency (RF) energy. This system is expected to be used primarily by surgeons performing cardiac surgery using standard hospital laparoscopic as well as thorascopic techniques.

The Cardima Ablation System uses three components: commercially available surgical radio frequency generators; the new Cardima Surgical Ablation Probe with a linear array of multi-electrodes and adjacent thermocouples using the core technology similar to the Company's REVELATION(R) series ablation micro-catheters; and a novel energy management device called the INTELLITEMP(R), which uses a temperature feedback feature to apply RF energy to single or multiple electrodes on the probe simultaneously. The new surgical ablation probe includes a specially designed stabilizer suction device with an illuminated tip for better visibility, which is clipped to the electrode array to maintain electrode-tissue contact during hands free ablation.

"I am pleased to see the long development for the Cardima Ablation System come to a successful completion," stated Gabriel Vegh, chief executive officer of Cardima. "The new Cardima Surgical Ablation Probe has the potential to effectively compete with devices on the market designed to replicate the highly successful surgical Maze procedure. We are evaluating potential marketing and distribution strategies for the Cardima Ablation System."

Status of REVELATION(R) Tx

Cardima, Inc. developed the REVELATION(R) Tx linear ablation micro-catheter system as a minimally invasive, single-use product designed to treat Atrial Fibrillation (AF). Cardima submitted the Pre-Market Approval (PMA) application to the FDA on September 30, 2002. On June 26, 2003, we received a non-approval letter from the FDA, stating that the efficacy data was not sufficiently clear and supportive for the approval. On January 20, 2004, we submitted an amendment to our PMA filing, in which we provided new analysis and an expanded patient base. On May 28, 2004, we received a letter from the FDA, stating that our PMA application was not approvable based on the requirements of applicable regulations. On June 10, 2005, we met with the FDA's Center for Devices and Radiological Health to continue the process towards seeking approval for the REVELATION(R) Tx ablation micro-catheter for treatment of AF. No conclusions were reached at the end of the meeting, but both sides agreed to continue the dialog. We believe that the data submitted in January 2004 in an amended PMA for the REVELATION(R) Tx provides sufficient support for safety and effectiveness to reduce symptomatic AF burden and improve the quality of life of patients suffering from self-terminating but very uncomfortable AF within the least burdensome guidelines of the FDA.

About Cardima, Inc.

Since our incorporation in November 1992, we have developed, produced and sold a variety of micro-catheters designed for the diagnosis and treatment of the two most common forms of cardiac arrhythmias: atrial fibrillation (AF) and ventricular tachycardia (VT). Since 2001 our efforts have primarily focused on developing differentiated products that diagnose and treat AF, including our REVELATION(R) Tx micro-catheter for use in the Electrophysiology (EP) market, and our Surgical Ablation System (SAS) for use in the surgical market.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Potential risks and uncertainties include: the uncertainties associated with the prospects for FDA approval of our pre-market approval application for the REVELATION(R) Tx; the prospect for any future clinical trials or regulatory activities; the risks associated with the Apix loan facility's restrictive covenants, security interest, fee provisions and other terms and conditions; the risk that the Company will not be able to raise additional capital in the immediate term as needed to continue operations and the risk that we will be unable to secure a strategic transaction involving the Surgical Ablation System. Additional risks and uncertainties are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2005, the Company's Quarterly Report on Form 10-QSB for the first quarter ended March 31, 2006, and in the Company's subsequent SEC filings. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

Contact:
       Cardima, Inc.
       Gabriel Vegh
       510-354-0300
       http://www.cardima.com